Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated 29 January 2021 relating to the financial statements of Karooooo Ltd. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche
Registered Auditors

Johannesburg, South Africa

26 February 2021

National Executive: *LL Bam Chief Executive Officer *TMM Jordan Deputy Chief Executive Officer; Clients & Industries *MJ Jarvis Chief Operating Officer *AF Mackie Audit & Assurance *N Sing Risk Advisory DP Ndlovu Tax & Legal *MR Verster Consulting *JK Mazzocco People & Purpose MG Dicks Risk Independence & Legal *KL Hodson Financial Advisory *B Nyembe Responsible Business & Public Policy *R Redfearn Chair of the Board

A full list of partners and Director is available on request

*       Partner and Registered Auditor